                                                                     EXHIBIT 5.1

                                 March 6, 2002


Somera Communications, Inc.
5383 Hollister Avenue
Santa Barbara, California  93111

         Re:   Registration Statement on Form S-8
               ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 6, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,948,502 shares of Common Stock (the "1999 Option Shares") to be issued under the Company's 1999 Stock Option Plan (the "1999 Option Plan") and 118,302 shares of Common Stock (the "ESPP Shares") to be issued under the Company's 1999 Employee Stock Purchase Plan (the "ESPP").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the 1999 Option Shares and the ESPP Shares (collectively, the "Shares"). It is our opinion that the Shares, when issued and sold in the manner referred to in the 1999 Option Plan and the ESPP (collectively, the "Plans"), and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /S/ WILSON SONSINI GOODRICH & ROSATI, P.C.